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                                                                Exhibit 23(a)

          Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Experts" and "Selected Financial Information" in Amendment No. 2 to the Registration Statement (Form S-1 Nos. 333-137249 and 137249-01) and related Prospectus of Graybar Electric Company, Inc. for the registration of 850,000 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2006, with respect to the consolidated financial statements of Graybar Electric Company, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                       /s/ Ernst & Young LLP

St. Louis, Missouri
October 24, 2006